Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Village Super Market, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-216866 and No. 333-172673) on Form S-8 of Village Super Market, Inc. of our report dated October 8, 2020, with respect to the consolidated balance sheets of Village Super Market, Inc. as of July 25, 2020 and July 27, 2019, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of July 25, 2020, which report appears in the July 25, 2020 annual report on Form 10-K of Village Super Market, Inc.

Our report contains an explanatory paragraph that states the Company completed the acquisition of businesses (Fairway) on May 14, 2020, and management has excluded from its assessment of the effectiveness of internal control over financial reporting as of July 25, 2020 the internal control over financial reporting of Fairway associated with assets representing 31.4% of consolidated total assets and revenue representing 2.6% of consolidated sales included in the consolidated financial statements of the Company as of and for the year ended July 25, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Fairway.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases as of July 28, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842).

/s/ KPMG LLP
Short Hills, New Jersey
October 8, 2020